SECOND
                                AMENDMENT
                                ---------

                         Ace Hardware Corporation
           Long-Term Incentive Compensation Deferral Option Plan

Pursuant to Section 7.1 of the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan (the "Plan"), effective March 23, 1999, the Company hereby amends and restates Section 4.6 of the Plan to read as follows:

4.6    Form of Benefit Payment.  Upon the happening of an event described in
       Section 4.2, 4.4 or 4.5, the Company shall pay to the Participant or his/her Beneficiary, monthly installments payable in substantially equal amounts over the number of years elected by the Participant in accordance with his/her initial Agreement, except as otherwise provided in this Section 4.6. The number of years installment payments may be paid shall not be fewer than five (5) years, nor greater then twenty
       (20) years. Interest on the unpaid principal balance equal to the applicable Retirement Interest Yield in the event of a benefit payable pursuant to Section 4.2 or 4.5 or the Death Interest Yield in the event of a benefit payable pursuant to Section 4.4 will be added to the Deferred Benefit Account on each Determination Date.

       Upon the written request by a Participant, filed with the Committee at least three hundred sixty-seven (367) days prior to his/her Retirement Date, the Committee may, in its sole discretion, allow a Participant to change the number of years installment payments are paid. Any change in the number of years installment payments are to be paid shall apply to all installment payments due a Participant and still must be paid over no fewer than five (5) years and no greater than twenty (20) years.

       During the period a Participant is receiving installment payments, the amount of the installment payments shall be based on the prevailing Interest Yield applicable at the commencement of payments, projected into the future. The amount of the installment payments shall be recomputed every three (3) years and the installment payments shall be increased or decreased to reflect any changes in the applicable Interest Yield. Upon the death of a Participant after the commencement of benefits pursuant to Section 4.4, the remaining installment payments payable to the Beneficiary shall be fixed. The Interest Yield used to determine the installment payment amounts shall be the Death Interest Yield.

       The Company may, in its sole discretion, elect to pay, at any time, a Participant's or Beneficiary's Deferred Benefit Account in a lump sum payment.

Section 4.6 is the only Section affected by this Amendment.


Ace Hardware Corporation



By:________________





Its:_______________